SCHEDULE 14A
(Rule 14a-101)
(Amendment No. 2)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to
[ ]	Rule 14a-11 (c) or rule 14a-12

ADVANCED NUTRACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[   ]   No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials:

[X]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

$73.27

(2)	Form, Schedule or Registration Statement no.:

Schedule 13E-3/A

(3)	Filing Party:

Advanced Nutraceuticals, Inc.
F. Wayne Ballenger
Randall D. Humphreys
Jeffrey G. Mcgonegal
Pailla M. Reddy
Gregory Pusey
David E. Welch

(4)	Date Filed:

July 25, 2006

ii

Advanced Nutraceuticals, Inc.
106 South University Boulevard, Unit 14
Denver, Colorado 80209

PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 8, 2006

To our shareholders:

        You are cordially invited to attend the annual meeting of the shareholders of Advanced Nutraceuticals, Inc. (the “Company”) at 410 Seventeenth Street, 22nd Floor, Denver, Colorado at 10:00 a.m. (Denver, Colorado time) on September 8, 2006, or at any adjournment or postponement thereof, for the following purposes:

1.	To reverse split the Company’s common stock on the basis of one share for each 500 shares currently outstanding.

2.	To elect five directors of the Company.

3.	To amend the Company’s Articles of Incorporation to change the Company’s name to Bactolac Pharmaceutical, Inc.

4.	To transact such other business as may properly come before the meeting.

        Details relating to the above matters are set forth in the attached Proxy Statement. All shareholders of record of the Company as of the close of business on August 3, 2006 will be entitled to notice of and to vote at such meeting or at any adjournment or postponement thereof.

        All shareholders are cordially invited to attend the meeting. If you do not plan to attend the meeting, you are urged to sign, date and promptly return the enclosed proxy. A reply card is enclosed for your convenience. The giving of a proxy will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Gregory Pusey
President and Chief Executive Officer

______________, 2006

ADVANCED NUTRACEUTICALS, INC.
PROXY STATEMENT
TABLE OF CONTENTS

i

FINANCIAL INFORMATION	18
Summary Financial Information	18
MARKET FOR COMMON STOCK AND DIVIDENDS	21
PRIOR STOCK PURCHASES	21
PROPOSAL 2 - ELECTION OF DIRECTORS	22
The Board of Directors and its Committees	23
Board of Directors	23
Audit Committee	23
Compensation Committee	23
Nominating and Corporate Governance Committee	23
Code of Ethics	24
PROPOSAL 3 - AMENDMENT OF ARTICLES OF INCORPORATION TO CHANGE THE COMPANY'S NAME	25
Introduction	25
Reasons for Name Change	25
DIRECTORS AND EXECUTIVE OFFICERS	25
Compensation of Directors	25
Executive Compensation	26
Employment Agreements	27
Equity Compensation Plan Information	27
Option Grants in Fiscal Year Ended September 30, 2005	27
Option Exercises and Year-End Values	28
Compensation Committee Report	28
Compensation Committee Interlocks and Insider Participation	29
Audit Committee Report	29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT	30
AUDIT AND OTHER FEES	31
PROPOSALS OF SHAREHOLDERS FOR PRESENTATION AT NEXT ANNUAL MEETING OF SHAREHOLDERS	31
ANNUAL REPORT ON FORM 10-KSB	31
QUARTERLY REPORT ON FORM 10-QSB	31
WHERE YOU CAN FIND MORE INFORMATION	31
OTHER BUSINESS	31

ii

Advanced Nutraceuticals, Inc.
106 South University Boulevard, Unit 14
Denver, Colorado 80209
Telephone: (303) 722-4008

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 8, 2006

        This proxy statement contains information related to the annual meeting of shareholders of Advanced Nutraceuticals, Inc. to be held on September 8, 2006, beginning at 10:00 a.m. (Denver, Colorado time) at the offices of Brownstein Hyatt & Farber, P.C., 410 Seventeenth Street, 22nd Floor, Denver, Colorado 80202, and at any postponements or adjournments thereof.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement regarding the reverse stock split and may not contain all of the information that is important to you. For a more complete description of the terms and conditions of the reserve stock split and its effects, you should carefully read this entire document, the attachments, and any other documents to which we refer.

•	Why are we proposing the reverse stock split?

The purpose of the reverse stock split is to reduce the number of shareholders of record below 300, which will enable us to terminate the registration of our common stock under the Securities Exchange Act of 1934 (the “Exchange Act”). For purposes of this proxy statement, the termination of our registration under the Exchange Act will be referred to as “Going Private.”

By Going Private, we hope to:

•	Achieve significant savings in ongoing legal, accounting and other administrative costs associated with being a public company and related to the reporting process and shareholder communications required by the Exchange Act;

•	Avoid significant additional incremental expenses and efforts that would be necessary for us to comply with additional procedures relating to internal control that otherwise are required by year-end 2007 under the Sarbanes-Oxley Act and SEC regulations; and

•	Enable management, employees, and the board of directors to focus their efforts on the operations and management of the company’s business, rather than the reporting processes.

See “Special Factors – Introduction” and “Special Factors –Reasons for the Reverse Stock Split.”

•	What are the purposes of and reasons for the reverse stock split?

•	Because we have more than 300 shareholders of record and our common stock is registered under Section 12(g) of the Exchange Act, we are required to comply with the disclosure and reporting requirements under the Exchange Act. We believe that the company and our shareholders receive little benefit from the company being a public reporting company because of our small size, the lack of analyst coverage and the limited trading in our common stock. Our board of directors has determined that the large and increasing costs of public reporting are not warranted by the benefits to the company or our shareholders of being a public company and our status as a public company places significant financial burdens and legal risks on us. It is our board of directors’ intention, upon approval and execution of the Going Private transaction, to terminate our registration under the Exchange Act and cease all required reporting under the Exchange Act.

•	As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public company in general, and the costs of remaining a public company in particular, have increased dramatically. Moreover, legislation and administrative rules and other actions, both under the Sarbanes-Oxley Act of 2002 and otherwise, have had the effect of increasing the burdens and potential liabilities of being a public reporting company, has increased audit fees and other costs of compliance, such as attorneys’ fees, and has, in general, resulted in increased cost, and reduced the coverage, of liability insurance for the officers and directors of public companies.

•	In light of the our current size and resources, our board of directors does not believe that such costs are justified by any benefits to the company and our shareholders of being a public company, and believes that it is in the company’s best interests to eliminate the administrative and financial burdens associated with being and remaining a public company. Our board of directors considered the following factors when recommending the reverse stock split:

•	The cost savings per year that the company expects to realize as a result of Exchange Act deregistration and the decrease in expenses relating to servicing shareholders holding small positions in our common stock can be quantified as follows:

•	We retain an independent outside Certified Public Accounting firm to conduct the required quarterly reviews and year-end audit. We estimate that our independent accounting costs would be reduced by approximately $40,000 following the Going Private transaction.

•	We expend considerable time and manpower to accommodate the quarterly and annual filings required by registered companies, as well as incidental shareholder maintenance activities. Although the “general and administrative” costs are fixed costs to the company, significant reallocation of our time and manpower can be achieved, adding value in excess of $75,000 of human resource value.

•	We estimate that legal expense associated with the company being registered is approximately $60,000. This legal expense would be not be incurred following the Going Private transaction.

•	We believe that a savings of approximately $28,000 will be realized, post deregistration, due to a reduction in mailing, printing, meeting venue, communication, postage and other related administrative costs to accommodate shareholders of a publicly traded company.

•	The fact that we have not been able to realize many of the benefits associated with being a publicly traded company, such as enhanced shareholder value and access to capital markets due to the limited liquidity and low market price of our common stock; and

•	The belief that our shareholders have not benefited proportionately from the costs of Exchange Act registration and trading of our common stock, principally as a result of the limited trading market for our common stock, and a practical limitation of our shareholders’ abilities to sell their shares in the open market.

See “Special Factors – Reasons for the Reverse Stock Split.”

•	What are the effects of the reverse stock split?

The number of our issued and outstanding shares will be reduced from 4,733,678 to approximately 9,467. Shareholders owning less than 500 shares will receive cash for their fractional shares. The percentage ownership of the company held by the remaining shareholders following the reverse stock split will increase on a proportionate basis as a result of the elimination of fractional shares.

In addition, after Going Private, we will no longer prepare and file quarterly, annual, and other reports and proxy statements with the Securities and Exchange Commission. We will continue to issue reports and proxy materials, but these may not contain all of the information that is contained in the annual report and proxy statements that we currently distribute. Further, after Going Private, we will not be eligible for future quotation or listing on any stock exchange or organized market.

See “Special Factors – Certain Effects of the Reverse Stock Split,” “Special Factors – Effects of the Reverse Stock Split on Cashed-Out Shareholders” and “Special Factors – Effects of the Reverse Stock Split on Remaining Shareholders.”

•	What are the effects of the reverse stock split if I hold less than 500 shares at the time of the reverse stock split?

If you hold less than 500 shares of our common stock at the effective time of the reverse stock split, you will receive a cash payment from the company equal to $4.00 per common share. Thereafter, you will no longer have any equity interest in the company and therefore will not participate in our future potential earnings or growth, if any, as a shareholder.

See “Special Factors – Effects of the Reverse Stock Split on Cashed-Out Shareholders.”

•	What are the effects of the reverse stock split if I hold 500 or more shares at the time of the reverse stock split?

If you hold 500 or more shares of our common stock at the effective time of the reverse stock split, you will continue to be a shareholder of the company following the reverse stock split, however, the number of shares you hold will be reduced by the product determined by dividing the number of shares you hold by 500. For example, if you hold 1,000 shares prior to the reverse stock split, you will hold 2 shares following the reverse stock split. Remaining shareholders will have an increased ownership percentage in the company as a result of the reverse stock split because fractional shares resulting from the reverse stock split will be re-purchased by the company.

See “Special Factors – Effects of the Reverse Stock Split on Remaining Shareholders.”

•	How does the board of directors recommend that I vote?

Our board of directors has unanimously approved the reverse stock split and recommends that you vote in favor of the reverse stock split. You should note that all of our directors who own shares, own more than 500 shares and will thereafter remain shareholders after the reverse stock split. No director or executive officer will receive cash in the reverse stock split.

See “Questions and Answers about the Annual Meeting – What are the Board of Directors’ Recommendations?”

•	Does the board of directors believe that the terms of the reverse stock split are fair?

Yes. Our board of directors unanimously believes that the terms of the reverse stock split are fair, including the amount to be paid per fractional share, and in our and our shareholders’ best interests. In reaching its conclusion, our board of directors considered, among other things:

•	The matters discussed in “Special Factors – Introduction”, “Special Factors –Background,” “Special Factors –Reasons for the Reverse Stock Split,” “Special Factors – Fairness Determination by the Company,” “Special Factors – Additional Factors Considered in Determining the Fairness of the Reverse Stock Split” and “Special Factors – Potential Disadvantages of the Reverse Stock Split.”

•	Our current financial position and its available sources of liquidity.

•	Our business and financial prospects.

No special committee of independent directors was formed to consider the fairness of the going private transaction and our board of directors did not seek or obtain any independent appraisal or fairness opinion for the company.

•	What potential conflicts of interest are posed by the reverse stock split?

As of July 19, 2006, our directors and executive officers beneficially own a total of 3,263,931 shares of our common stock, or approximately 69% (not including any shares that may be acquired pursuant to the exercise of outstanding stock options) of the total shares entitled to vote at the annual meeting. Each of our directors and executive officers has advised us that he intends to vote his shares in favor of the Going Private transaction and none of our directors executive officers will receive a cash payment as a result of the reverse stock split. Therefore, all of our directors and executive officers will remain shareholders following the reverse stock split and will continue to control the company when we are private. In fact, because approximately 340 post-reverse stock split shares will be cashed-out in the transaction, our directors’ and executive officers’ total beneficial ownership following the reverse stock split is expected to increase to approximately 71.5% of the outstanding shares and they will therefore have more control over the company after Going Private. In considering the recommendation of the board of directors with respect to the approval of the reverse stock split, you should be aware that our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of our shareholders generally. The board of directors was aware of these interests and considered them, among other matters, in approving the reverse stock split.

•	What are the federal income tax consequences of the reverse stock split?

The reverse stock split will be considered a “recapitalization” under applicable federal tax laws and regulations. Therefore, no gain or loss should be recognized by the company or the remaining shareholders. However, shareholders whose fractional shares following the reverse stock split are re-purchased by us will recognize gain for federal income tax purposes to the extent that the payment made to them exceeds the shareholder’s tax basis in his or her shares.

See “Special Factors –Certain Federal Income Tax Consequences.”

•	Do I have appraisal or dissenters’ rights?

No. See “Special Factors — Appraisal / Dissenters’ Rights of the Company’s Shareholders.”

•	Which approvals are required to effect the reverse stock split?

Our shareholders and CapitalSource Finance LLC, our lender, need to approve the reverse stock split. See “Special Factors – Approvals Required for the Reverse Stock Split.” The filing persons, who hold approximately 69% (not including any shares that may be acquired pursuant to the exercise of outstanding stock options) of our outstanding common stock, have indicated that they intend to vote in favor of the reverse stock split. Accordingly, approval of the going private transaction is assured without obtaining the vote of any of our other shareholders.

•	Do I need to exchange my certificate?

If the reverse stock split takes place, you can exchange, if you wish, your certificate. See “Special Factors — Exchange of Certificates.”

•	Who can help answer my questions?

If you have additional questions about the reverse stock split, you should contact Gregory Pusey, President and Chief Executive Officer, at Advanced Nutraceuticals, Inc., 106 South University Boulevard, Unit 14, Denver, Colorado 80209, telephone (303) 722-4008.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

        At our annual meeting, shareholders will act upon the following matters:

1.	To reverse split our common stock on the basis of one share for each 500 shares currently outstanding.

2.	To elect five directors.

3.	To amend the our Articles of Incorporation to change our name to Bactolac Pharmaceutical, Inc.

4.	To transact such other business as may properly come before the meeting.

         The reverse stock split and the payment of cash in lieu of fractional shares to holders of fractional shares following the reverse stock split have been unanimously approved by our board of directors for the purpose of reducing the number of shareholders of record of the company to less than 300, thereby allowing the company to terminate our registration under the Exchange Act. Our common stock will be removed from quotation on the OTC Bulletin Board following the reverse stock split and there is not expected to be an active trading market for our common stock following the reverse stock split, although a market may develop in the “Pink Sheets”. We believe that by taking these steps to become a private company, we will save at least $200,000 per year in costs we are currently incurring associated with being a public reporting company. These costs are related to the administrative burden associated with filing reports and otherwise complying with the requirements of registration under the Exchange Act. In addition, we will avoid the incremental additional costs of initial compliance with the internal control over financial reporting systems requirements of the Sarbanes-Oxley Act, currently expected to be required for public companies of our size by year-end 2007, which are estimated to range from $150,000 to $200,000, and continued annual costs of related compliance and reporting in amounts not determined. If the Going Private transaction is completed as contemplated in this proxy statement, we will no longer be required to file annual and quarterly reports with the SEC. In addition, the Going Private transaction would give the company the opportunity to reduce the expense and burden of dealing with a large number of shareholders holding small positions in our stock.

        This document provides you with detailed information about the proposed reverse stock split and the other matters to be voted upon at the annual meeting. Please see the “Summary Term Sheet” and the other material referred to herein for important additional information and “Where You Can Find More Information” on page 31 for additional information about the company on file with the SEC.

        THE REVERSE STOCK SPLIT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Who is entitled to vote?

        Only shareholders of record at the close of business on the record date, August 3, 2006, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the meeting.

Who can attend the meeting?

        All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration and seating will begin at 9:45 a.m. (Denver, Colorado time) and the meeting will begin at 10:00 a.m. (Denver, Colorado time). Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

        Many of you hold your shares in “street name,” that is, through a broker or other nominee. If you hold your shares in street name, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of one-third of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 4,733,678 shares of common stock were outstanding and entitled to vote at the meeting. Thus, the presence of the holders of common stock representing at least 1,577,893 shares will be required to establish a quorum.

        Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

        If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

            Yes.        Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board of directors’ recommendations?

        Our board of directors recommends a vote for approval of the reverse stock split, for election of the nominated slate of directors and for amendment of our Articles of Incorporation to change our name.

        You should note that all of our directors who own shares, own more than 500 shares and expect to remain shareholders after the reverse stock split. No director or executive officer will receive cash in the reverse stock split.

        Our board of directors’ recommendation is also set forth together with the description of each item in this proxy statement. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. All of our directors have indicated that they intend to vote for approval of each of the proposals in the proxy statement.

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

        For each item other than the election of directors, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the matter is required for approval. Directors shall be elected by a plurality of the votes cast by shareholders entitled to vote in the election of directors.

•	"WITHHOLD AUTHORITY" with respect to the election of one or more directors; or

•	"ABSTAIN" with respect to any other matters

will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, such a proxy will have the effect of a negative vote. A properly executed, but unmarked proxy will be voted for the election of the nominated slate of five directors and for each of the other proposals.

What are “broker non-votes” and how will they be counted?

        “Broker non-votes” occur when you hold your shares in “street name” through a broker or other nominee, and you do not give your broker or nominee specific instructions on your proxy card. If you fail to complete your proxy card:

•	your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon; and

•	your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

Broker non-votes will have the effect of a negative vote. Shares represented by “broker non-votes” will be counted in determining whether there is a quorum.

Who will bear the cost of soliciting proxies?

        We will bear the cost of soliciting proxies, including expenses in connection with preparing and mailing this proxy statement. In addition, we will reimburse brokerage firms and other persons representing you for their expenses in forwarding proxy material to you. Our directors, officers and employees may also solicit you by telephone and other means, but they will not receive any additional compensation for the solicitation.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        Certain information contained in this proxy statement that does not relate to historical information may be deemed to constitute forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, but there can be no assurance that management’s expectation, beliefs or projections will be achieved or accomplished. Actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to, changes in business conditions, the general economy, competition, changes in product offerings, as well as regulatory developments that could cause actual results to vary materially from the future anticipated results indicated, expressed or implied, in such forward-looking statements. Except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements. The forward-looking statements contained in this proxy statement are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

PROPOSAL 1
APPROVAL OF REVERSE STOCK SPLIT

SPECIAL FACTORS

Introduction

        Our board of directors has unanimously adopted resolutions approving a proposal to effect a reverse split of our common stock, subject to the approval of our shareholders. The reverse stock split, when approved, will combine our outstanding common stock on a one share for 500 shares basis. In other words, once the reverse stock split takes place, every 500 shares of common stock held by shareholders will be reduced to one share. Accordingly, the 4,733,678 shares currently issued and outstanding will be reduced to approximately 9,467 shares (subject to rounding and prior to the purchase of any fractional shares) issued and outstanding, and the number of record shareholders is expected to be reduced from approximately 3,000 to approximately 50.

Background

        In July 2002, the Public Company Accounting Reform and Investor Protection Act of 2002, commonly referred to as Sarbanes-Oxley, was signed into law. Since then, the SEC has issued and adopted a substantial body of new and revised regulations and disclosure requirements to implement the requirements of Sarbanes-Oxley. As a result of the implementation of these new provisions, management and the board of directors became concerned that the new procedures and disclosures required to comply with Sarbanes-Oxley would significantly increase the management, staff, and board of directors time and resources dedicated to the securities reporting and disclosure process, including the time needed for training employees in the particulars of the new provisions and additional procedures involved in the management attestations and certifications of internal controls and financial statements. Concern also arose with respect to potential increases in expenses incurred for those processes, including the fees of counsel, accountants, and other compliance advisors and service providers. The board of directors and management were also concerned about the potential additional civil and criminal proceedings or liabilities to which the President and Chief Financial Officer could become subject as a result of the new financial statement certification requirements, our potential liability to indemnify them if they successfully defended themselves, and the costs of our participation in any such suit, investigation or proceeding.

        Accordingly, during meetings of the board of directors on September 10, 2003 and December 16, 2003 and continuing into early calendar year 2004, our board of directors began the process of exploring ways to support or reduce the costs of operating as a public company. At the time, the company’s stock price and associated market capitalization as well as the trading volume of the company’s stock and the lack of utility of the stock as currency did not justify the costs of continuing as a public company. During the period from July 2003 through the first quarter of 2004, share prices ranged from approximately $0.40 to $0.85 corresponding to a market cap for the company of $2.0 to $4.39 million. For the six month period ended September 30, 2004, following the completion of the sale of the company’s ANI Pharmaceuticals segment that had been incurring significant cash losses, our stock value increased to an average closing price of approximately $3.40. This equated to a market value for the company of approximately $16.98 million based upon the average closing price of our stock. While the market price did increase during this six month period, the trading volume of the stock was very illiquid. For this six month period, the average daily trading volume was 9,498 shares per day or approximately 0.2% of total outstanding common shares.

        During the third quarter of the fiscal year ended September 30, 2004, our board of directors considered the possibility of listing the company’s stock on a larger stock market such as the Nasdaq Small Cap Market or the American Stock Exchange, however we did not qualify for either market’s listing standards. During late July 2004, we engaged in preliminary discussions with our senior lender to explore methods to help increase the market value of the company, including the possibility of conducting a reverse split or a tender offer to reduce the number of shareholders outstanding and the associated annual administrative costs associated with a larger, disparate shareholder base. Further, during September 2004 and October 2004, we engaged two different investment banking groups, one a national concern and the second a specialized local firm. The purpose of these engagements was to consider possible merger or acquisition transactions to improve the market value of the company’s stock and thereby enhance shareholder value. In spite of continuing increases in reported revenues and operating results during this period, our stock price reflected virtually no improvement as the average closing prices for the nine months ended June 30, 2005 was $3.69, which equated to a market value for the company of $18.4 million. For this nine month period, the average daily trading volume was 5,536 shares per day.

        As a result of the efforts by the investment banking groups, meetings were held with several possible candidates during late 2004 and 2005. This process resulted in confidential non-binding proposed terms being discussed with four parties. The terms contained significant contingencies, including minimum financial operating performance requirements and due diligence and financing contingencies. Additionally, most of the discussions identified a need to add additional management personnel to support continued growth, thereby discounting the value of the opportunities. Based upon our board of directors’ assessment of the value of the preliminary proposed terms, the equivalent per share price on a fully diluted basis ranged from approximately $3.70 to $3.90 per share. At the time these discussions occurred, our common stock was trading at or above $4.00. Accordingly, the parties were told the values were not acceptable and the discussions were discontinued.

        During early 2005, we had additional discussions with our senior lender concerning a possible amendment to our credit facility to provide additional capital to undertake a self-tender offer or a reverse split to reduce our shareholder base and thereby reduce our administrative costs of operating as a public company by decreasing our large shareholder base. Our lender agreed to provide sufficient additional availability to undertake a self-tender offer to reduce the number of shareholders, but did not approve sufficient availability for us to buy-out all our shareholders holding small stakes in our company.

        As a result, during July 2005, we undertook a self-tender offer to purchase approximately 1.1 million common shares from our shareholders. To encourage shareholders holding small stakes of the company to participate, we agreed to purchase 100% of the shares tendered by shareholders holding less than 100 shares (all others were on a pro rata basis) and such shareholders were not required to pay any fees or commissions in connection with the transaction. Additionally, based upon the average trading prices leading up to the self-tender of $4.02, it was determined to use a purchase price of $4.25 or an approximate 6% premium to the recent trading price as a further incentive to encourage smaller shareholders to participate. While the self-tender was over-subscribed from larger shareholders, the tender offer resulted in a reduction of only 2% of our total shareholder base. In order to fund the self-tender offer, including expenses, we incurred approximately $4.6 million in borrowings, of which $4.0 million was provided pursuant to a new term loan agreement with our senior lender.

        Based upon the extensive time spent by the board of directors over the past two and one-half years, the board of directors concluded that the reverse stock split and the Going Private transaction are in the best interests of the company and our shareholders.

Reasons for the Reverse Stock Split

The primary purpose of the reverse stock split is to reduce the number of holders of our common stock below 300, which will enable us to suspend filing periodic and annual reports with the SEC and no longer incur the significant costs of complying with the reporting requirements of the Securities Exchange Act. The elimination of those requirements will allow management to refocus the time spent preparing reporting documents and engaging in securities law compliance activities to the pursuit of operational and business goals. In considering the proposed amendments, our board of directors and the filing persons considered the benefits and costs to us and our shareholders set forth below.

•	We believe that as a result of the reverse stock split we will be able to realize cost savings of at least approximately $200,000 annually by eliminating the requirements to make periodic public reports and by reducing the expenses of shareholder communications, including legal expense ($60,000), audit and accounting expense ($40,000), printing expense ($15,000), postage ($8,000), data entry, stock transfer and other administrative expenses ($5,000), as well reduced staff and management time ($75,000) spent on reporting and securities law compliance matters. In addition, we will avoid the incremental additional costs of initial compliance with the internal control over financial reporting systems requirements of the Sarbanes-Oxley Act, currently expected to be required for public companies of our size by year-end 2007, which are estimated to range from $150,000 to $200,000, and continued annual costs of related compliance and reporting in amounts not determined. Our board of directors believes that the increased disclosure and procedural requirements will result in continuing increased legal, accounting and administrative expense, and diversion of board of directors, management and staff effort without a commensurate benefit to our shareholders.

•	Given the limited trading in our common stock, our board of directors does not believe that the costs of reporting are justified. Our earnings are sufficient to permit our expected growth and we are not dependent on access to the capital markets to obtain additional financing. If it becomes necessary to raise additional capital, we believe that there are adequate sources of additional capital available through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital when required, or that the cost of such capital will be attractive.

•	The reverse stock split is expected to result in the cashing-out at a price determined to be fair by our board of directors and the filing persons of the equity interest of approximately 2,950 record shareholders (98%) of our common stock who own less than 500 shares of our common stock on the record date.

•	As more fully discussed below, our board of directors and the filing persons have determined that the price to be paid for the shares of our common stock to be cashed-out in the reverse stock split is fair, and that the transaction is fair to our remaining shareholders.

•	The reverse stock split will enable small shareholders to divest themselves of their positions without the expenditure of efforts disproportionate to the value of their holdings, without transaction expenses and at a price which reflects the current market value of our common stock.

•	The reverse stock split and deregistration will have an impact on the ability to trade our common stock, as our common stock will not longer be available for quotation on the OTC Bulletin Board or any other organized market. Trades will continue to be the result of direct communications between buyers and sellers, although a market may develop in the “Pink Sheets.”

•	Operating as a private company will allow management to better focus its efforts on the operations of the company.

•	The reverse stock split and deregistration will permit approximately 50 of our current shareholders to continue as shareholders and to enjoy the benefits of share ownership, including dividends, when, as and if declared by our board of directors, and potential capital appreciation. Currently, under our senior credit facility we are prohibited from paying dividends. At the same time, we will be relieved of significant expenses and diversion of management time and effort, which may result in improved operating efficiencies and reduced need for additional compliance-related employees, and in potentially increased net earnings.

         As of July 19, 2006, our directors and executive officers beneficially own a total of 3,263,931 shares of our common stock, or approximately 69% (not including any shares that may be acquired pursuant to the exercise of outstanding stock options) of the total shares entitled to vote at the annual meeting. Each of our directors and executive officers has advised us that he intends to vote his shares in favor of the reverse stock split and none of our directors or executive officers will receive a cash payment as a result of the reverse stock split. Therefore, all of our directors and executive officers will remain shareholders following the reverse stock split and will continue to control the company when we are private. In fact, because approximately 340 post-reverse stock split shares will be cashed-out in the transaction, our directors’ and executive officers’ total beneficial ownership following the reverse stock split is expected to increase to approximately 71.5% of the outstanding shares. In considering the recommendation of the board of directors with respect to the approval of the reverse stock split, you should be aware that our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of our shareholders generally. The board of directors was aware of these interests and considered them, among other matters, in approving the reverse stock split.

Alternatives Considered by the Board of Directors

        The board of directors considered following the alternative transactions to the reverse stock split:

        Issuer Tender Offer

        The board of directors considered an issuer tender offer by which the company would offer to re-purchase shares of our outstanding common stock. However, based upon the actual results from the 2005 self-tender offer that was offered at a premium to market trading price, the board of directors was skeptical that such a voluntary offer would achieve the desired results. The board of directors was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit the company to reduce the number of shareholders below 300, and to terminate its SEC reporting requirements. In addition, the board of directors considered that the estimated transaction costs of completing a tender offer would be higher than the costs of the reverse stock split, and these costs could be significant in relation to the value of the shares purchased because there could be no certainty that a significant number of shares would be tendered. Because an issuer tender offer would not necessarily meet the company’s objective of reducing the number of shareholders below 300 at a reasonable cost, the board of directors did not address or consider potential purchase prices to be offered in an issuer tender offer.

        Purchase of Shares in the Open Market

        Attempting to purchase shares in the open market was a strategy considered as an alternative to the reverse stock split. However, the shareholders holding only the fewest shares would have been the exclusive candidates for purchase, because these small shareholders would need to be bought out to reduce the total number of company shareholders below the 300-shareholder threshold. The large number of shareholders who own less than 500 shares is disproportionately higher than the number of shareholders holding more than 500 shares (approximately 2,950 record shareholders own less than 500 shares and approximately 50 record shareholders own 500 or more shares). These smaller shareholders have exhibited the most apathy regarding their position in the company and there was no assurance that these shareholders would be responsive to the company's offers. Additionally, open market purchases of the smaller shareholders would have required the payment of transaction fees and expenses by such shareholders, thereby reducing their proceeds or creating a cash loss. The board of directors made a strategic business decision in favor of the reverse stock split to fairly accomplish reducing the number of shareholders.

        Liquidation

        The board of directors also considered an orderly liquidation of the company and distribution of the net after tax proceeds. In its discussion, the board of directors assumed that the company would be able to sell its assets for no more than net book value and would incur costs in doing so. Furthermore, given the need to sell all of the company’s assets within a relatively short period of time in the context of a full liquidation, the company’s management estimated that it is likely that the prices that would be received for the assets would be substantially lower than the $4.00 per share range. Based upon estimates made using the March 31, 2006 interim balance sheet, is was estimated that the net liquidation value per share was $2.14 per share, of which $1.43 per share related to the value associated with the intangible asset goodwill.

        The board of directors determined that a liquidation of the company was not appropriate at the present time because, based on management’s estimate of the net book value per share even in the “best case” scenario for liquidation purposes, the reverse stock split will result in a payment to the fractional holders of a higher price per share than would result from a liquidation. Shareholders holding 500 or more shares, subsequent to approval and execution of the proposed reverse stock split, will remain unaffected by the transaction. The board of directors did not perform any quantitative analysis to determine a specific “going concern” value for the company, as the board of directors believed that the average value determined by the public trading market reflected any incremental value attributable to the company as a going concern. Accordingly, the board of directors did not believe that incurring additional expense to perform separate quantitative analyses regarding going concern valuation was necessary or worthwhile. Based on all of the foregoing, the board of directors determined that it did not appear practical or fair to all shareholders, including unaffiliated shareholders, to liquidate.

        Merger or other Business Combination

        As discussed above, the company has had discussions with other companies and possible buyers to explore the potential for a sale or merger. The board of directors considered these tentative offers to be unacceptable because the terms contained significant contingencies and the computed price was below the public market price at the time and below the $4.00 fair value being used in the re-purchase. The board of directors has not received, negotiated or discussed any other legitimate offers.

        To approach a similar company, at this time, to pursue merger negotiations, was thought to be entering into a situation where our company’s size would result in bargaining from a position of weakness. The possibility that a third party would offer a higher value to the company’s shareholders was, in the view of the board of directors, remote given the extensive efforts to enhance shareholder value that were undertaken in 2004 and 2005. Furthermore, under the reverse stock split the fractional holder will immediately benefit from the sale of their stock.

        Maintaining the Status Quo

        The board of directors considered the alternative of taking no action. However, due to the company’s significant and increasing costs of compliance under Sarbanes-Oxley and the Exchange Act, especially in relation to the company’s overall expenses and cash flow, the board of directors believes that taking no action at this time is not in the best interests of the company or our shareholders. We estimate that at least $200,000 of additional annual expenses will continue to be incurred if the company continues to be a reporting company. This estimate is based substantially on past experience, and may not necessarily be indicative of actual future expenses in view of the additional requirements of Sarbanes-Oxley and related SEC rules. We estimate that the incremental additional costs of full compliance with all of the proposed and issued rules related to Sarbanes-Oxley to be in the range of $150,000 to $200,000, with possible additional future increases as costs increase and regulations evolve.

        The board of directors believes that all parties are served by efficiently allowing the company to employ its business strategy as a private label contract manufacturer in the vitamin and nutraceutical industry, while not having to bear the costs of being public. At the same time, the smallest shareholders are given cash for their shares at a value consistent with fairness and devoid of liquidation, time value and other costs, including brokerage commissions and transaction fees.

Certain Effects of the Reverse Stock Split

        The following table illustrates the principal effects of the reverse stock split on the our common stock based on the number of shares issued and outstanding as of the date hereof, and the number of shares authorized resulting from approval of the proposal.

	Number of Shares Prior to the Reverse Stock Split	Number of Shares After the Reverse Stock Split (1)
Authorized common stock	20,000,000	20,000,000
Issued and outstanding
common stock	4,733,678	9,467
Common stock available	15,266,322	19,990,533
for issuance

(1)	Prior to the re-purchase of any fractional shares. We expect to purchase approximately 340 fractional shares after the reverse stock split.

In addition, we believe that the reverse stock split will reduce the number of record shareholders from approximately 3,000 to approximately 50.

        Fractional shares will be paid in cash on the basis of $4.00 per share. Fractional shares re-purchased by the company following the reverse stock split will be retired. The reverse stock split will not alter the relative voting and other rights of holders of our outstanding common stock, and each share of common stock will continue to entitle its owner to one vote.

        As a result of the reverse stock split, the number of shares of our common stock presently outstanding will be consolidated but the number of shares of common stock authorized for issuance will remain unchanged at 20,000,000. Accordingly, we will have the ability to issue more shares of common stock than is presently the case without additional shareholder approval. Doing so may have a dilutive effect on the equity and voting power of our existing shareholders.

        The reverse stock split will not affect our shareholders’ equity as reflected on our financial statements, except to change the number of issued and outstanding shares of common stock and to reduce additional paid-in capital to the extent we pay cash for fractional shares. Accordingly, the payment of cash will reduce our shareholders’ equity and shares of our common stock outstanding.

        Once our common stock is no longer held by 300 or more shareholders of record, we will suspend filing reports required by the Exchange Act. Suspension of our reporting obligations under Section 13 of the Securities Exchange Act and the Sarbanes-Oxley Act will substantially reduce the information we are required to furnish to our shareholders and to the SEC. It would also make certain provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to us. Accordingly, we estimate it will eliminate costs and expenses associated with continuance of the Exchange Act registration, currently estimated at approximately $200,000 per year. In addition, we will avoid the incremental additional costs of initial compliance with the internal control systems requirements of the Sarbanes-Oxley Act, currently expected to be required for public companies of our size by year-end 2007, which are estimated to range from $150,000 to $200,000, and continued annual compliance costs related to those requirements in amounts not yet determined. We intend to apply for such suspension of registration as soon as practicable following completion of the reverse stock split.

Effects of the Reverse Stock Split on Cashed-Out Shareholders

Upon consummation of the reverse stock split, shareholders owning less than 500 shares immediately prior to the reverse stock split will:

•	Receive an amount in cash equal to $4.00 per share;

•	Not be required to pay any brokerage commissions or other service charges in connection with the reverse stock split;

•	No longer have any equity interest in the company and therefore will not participate in our future potential earnings or growth, if any, as a shareholder; and

•	Be required to pay federal and, if applicable, state and local income taxes on the cash amount received for the purchase of fractional shares. See “Special Factors–Certain Federal Income Tax Consequences.”

Effects of the Reverse Stock Split on Remaining Shareholders

        The effects of the reverse stock split on shareholders owning 500 or more shares immediately prior to the effective time of the reverse stock split will include:

•	Continued Ownership of Shares. Shareholders who own 500 or more shares immediately prior to the effective time of the reverse stock split will continue to be shareholders of the company;

•	Increased Ownership Percentage. Remaining shareholders will have an increased ownership percentage in the company as a result of the reverse stock split;

•	Decreased Net Book Value. Based upon the net book value as of March 31, 2006, which totaled $13,857,710 or $2.93 per common share, upon completion of the reverse split the pro forma net book value, had the reverse split occurred as of March 31, 2006, prior to transaction costs, would have been approximately $13,173,000 or $2.89 per common share. The filing persons’ ownership percentage prior to the reverse split is approximately 69% and following the reverse split would be approximately 71.5%. Accordingly, the filing persons net book value total will decrease by approximately $131,000 as a result of the reverse split;

•	Increased Net Earnings. Upon completion of the reverse split and assuming an annual cost savings of $200,000 from no longer filing public reports the pro forma basic earnings per share for the six months ended March 31, 2006 and the year ended September 30, 2005 would have been $0.24 (a $0.02 or 9.1% increase) and $0.40 (a $0.04 or 11.1% increase), respectively. Of these increases, approximately $0.014 per share ($46,000) for the six month ended March 31, 2006 and $0.029 ($93,000) for the year ended September 30, 2005 is attributable to the filing persons;

•	Decreased Liquidity. The liquidity of the shares of our common stock held by remaining shareholders will decrease by the reverse stock split due to the reduced number of shares of common stock outstanding and the fact that our common stock will not no longer be available for quotation on the OTC Bulletin Board; and

•	Decreased Access to Information. If the reverse stock split is effected, we intend to suspend our reporting obligations to the SEC under the Exchange Act. As a result, we will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act.

Financing of the Reverse Stock Split

        To fund the re-purchase of fractional shares resulting from the reverse stock split, we expect to utilize a combination of cash on hand and funds available under the revolving portion of our senior secured credit facility with CapitalSource Finance LLC.

        Under our credit facility, we have a revolving credit line in an amount up to $2,500,000 subject to the terms and conditions contained in our agreements with our lender. The term of the revolver is three years from July 2005. The revolver bears interest at the applicable prime rate plus 0.5% (subject to a floor of 6.25%). Principal under the revolver will vary daily depending upon our draws and cash collection and interest will be due and payable monthly. We intend to repay amounts borrowed under the credit facility for the purchase of fractional shares with available cash flow.

        The credit facility is guaranteed by our subsidiaries and is secured by all of our assets, all of the assets of our subsidiaries and all of the capital stock of our subsidiaries. A default interest rate will apply in the event of a default on any loans under the credit facility at a rate per annum of 3.0% above the then applicable rate of interest under the credit agreement.

        The credit agreement contains representations, warranties and conditions to borrowing, covenants and events of default customary for facilities of this nature. Among the financial covenants contained in the credit agreement, we are required to maintain compliance with a minimum “fixed charge coverage ratio,” maximum “senior leverage ratio” and “capital expenditures” and a minimum “EBITDA” requirement (as such terms are defined in the credit agreement). All borrowings under the credit facility are subject to conditions precedent that include, among other things, requirements relating to prior notice of borrowing, the accuracy of representations and warranties contained in the credit agreement and the absence of any “default” or “event of default” (as such terms are defined in the credit agreement).

        During the course of considering the reverse split and associated alternatives to finance the transaction, one of our directors, Randy Humphreys, indicated to the board that an investment fund Mr. Humphreys was affiliated with might have an interest in providing financing for a transaction. Due to the tentative approval received from our lender to fund the reverse split, no further discussions or negotiations occurred in follow-up to Mr. Humphreys’ indication of interest.

Certain Federal Income Tax Consequences

        The following is a summary of the material anticipated federal income tax consequences of the proposed reverse stock split. This summary is based upon existing law which is subject to change by legislation, administrative action and judicial decision, and is necessarily general. In addition, this summary does not address any consequence of the reverse stock split under any state, local or foreign tax laws. Accordingly, this summary is not intended as tax advice to any person or entity, and we advise you to consult with your own tax advisor for more detailed information relating to your individual circumstances.

         We understand that the reverse stock split will be a "recapitalization" under applicable federal tax laws and regulations. As a result of such tax treatment, no gain or loss should be recognized by us or our shareholders as a result of the reverse stock split or the exchange of pre-reverse stock split shares for post-reverse stock split shares. A shareholder's aggregate tax basis in his or her post-reverse stock split shares should be the same as his or her aggregate tax basis in the pre-reverse stock split shares. In addition, the holding period of the post-reverse stock split shares received by such shareholder should include the period during which the pre-reverse stock split shares were held, provided that all such shares were held as capital assets in the hands of the shareholder at the time of the exchange.

        The receipt of cash for the fractional shares will be taxable for United States federal income tax purposes. The shareholders holding fractional shares will be treated as either having sold the shares of our common stock for the cash received or as having received the cash as a dividend. In general, the receipt of cash in exchange for the shares of our common stock will be treated as a sale or exchange and these shareholders will recognize gain or loss in an amount equal to the cash received less their adjusted tax basis of their shares exchanged for such cash if they actually and constructively own no shares of our common stock immediately after the reverse stock split. If such shareholders actually or constructively own shares of our common stock after the reverse stock split, their receipt of cash in exchange for their shares of our common stock may be taxed as a dividend.

Fees and Expenses

              We estimate that the reverse stock split related fees and expenses will total approximately $55,000, assuming the reverse stock split is completed. This amount consists of the following estimated fees:

Description	Amount
Legal fees and expenses	$20,000
Accounting fees and expenses	5,000
SEC filing fee	73
Printing, solicitation and mailing costs	29,927

Total:	$55,000

Fairness Determination by the Company

        The board of directors believes that:

• The reverse stock split is fair to, and in the best interests of, the company and its shareholders, including unaffiliated shareholders who are cashed-out and those who are not cashed-out; and

• The process by which the reverse stock split is to be approved is fair to the company and its shareholders, including unaffiliated shareholders who are cashed-out and those who are not cashed-out.

        In deciding upon the fairness of the reverse stock split, the board of directors gave consideration to numerous factors, including those described below. In reaching its conclusion, the board of directors did not assign any relative or specific weights to the various factors considered, except as specifically described below. Individual directors may have given differing weights to different factors. Ultimately, the company chose to use the public market value method plus a premium for the purchase price of fractional shares resulting from the reverse stock split.

Income and Cash Flow Methods

        Due to the significant impact of the costs of being a public company and the expected significant increase in those costs in the near future, the incremental computed value of the company as a private company was higher than as a public company. However, the board of directors believed that it was more fair to use the public trading price for the company’s stock rather than to re-purchase shares from small holders of public company stock at a valuation based upon a private company computation.

        The proposed terms of the preliminary offers we received for a possible sale of the company in late 2004 and 2005, see “Special Factors – Background,” were based and conditioned significantly upon multiples of income and cash flows (EBITDA) levels. The board determined that such offers were the equivalent of an independent assessment of value based upon these factors. These amounts were generally in the $3.70 to $3.90 per share range, below the $4.00 fair value used for this reverse split

Recent Sales of Company Stock

        There have not been any third party sales of common stock to provide a basis to establish a market value under such a method in the past three years. Prior to that time, the company’s operating results included operating segments that generated significant losses, such as ANI Pharmaceuticals, resulting in a consolidated loss and therefore such results are not representative of the company’s current operations and value.

Publicly Traded Comparables and Privately Held Guideline Companies Method

        In valuing the company, the board of directors considered using valuation amounts based upon ratios derived from publicly traded guideline comparisons and sales of privately held guideline companies. However, in reviewing such comparables, the following factors were noted. Generally, public companies considered to be peer companies turned out not to be so as they were not strictly private label contract manufacturers. They typically had significant branded product market opportunities that increased their value, or they were built primarily upon direct sales or multi-level marketing sales program, which also significantly impacted their operating results and valuations. Further, companies we analyzed were either significantly larger than us or much smaller than us and the smaller ones generally were neither profitable nor marginally profitable. Sales of private companies were considered, however the board of directors believed that the in-depth advice from the investment banking concerns and terms we considered in 2004 and 2005 were more indicative than the limited private company transactions we could have used for comparison.

Summary

         Based upon the board’s considerations taking into account the above factors, for purposes of the re-purchase of fractional shares, it was determined that the reverse split re-purchase would be based upon $4.00 per fractional share. This value was established based upon the past 30 days’ average closing prices of the common shares which equaled $3.06 increased by a premium of 30% to reflect the board’s estimate of the current fair value of the company. This value was unanimously agreed to by all board members.

        The board of directors considered the fact that in mid 2005 a self-tender offer was conducted to re-purchase approximately 19% of the then outstanding common shares at a price of $4.25 per share. A significant motivating factor in the 2005 offer was to attempt to persuade large numbers of smaller shareholders to tender their shares. In addition, under the circumstances, such smaller sellers had no costs to sell their shares. The board of directors determined to re-purchase shares at a 6% premium to the market price of the stock in a further attempt to entice shareholders to sell. Nevertheless, as discussed above, only approximately 2% of the company’s shareholders participated, leaving approximately 4,200 smaller beneficial shareholders holding shares.

        The board of directors believes that the reduction in the public market value of its shares in 2006 to the current level as compared to the approximate $4.10 level in 2005 when the self-tender offer was conducted, is due to the following factors, among other market conditions:

1.	Erosion in product margins due to significantly higher quality costs to comply with the recently secured National Nutritional Foods Association quality manufacturer certifications and higher raw material costs.
2.	Continued price competition as competitive manufacturers attempt to gain and retain market share.
3.	Continued increases in interest rates causing higher borrowing costs and lower profits, as well as more investment dollars moving out of the stock market and into interest sensitive funds.
4.	The Company’s borrowing of over $4.5 million debt to fund the 2005 self-tender offer.

Additional Factors Considered in Determining the Fairness of the Reverse Stock Split

        Our board of directors considered the following additional factors in determining that the reverse stock split is fair to the company and its shareholders, including unaffiliated shareholders:

•	The reverse stock split was unanimously approved by our board of directors, including all of the directors who are not employees of the company.

•	The reverse stock split is not structured so that approval of at least a majority of unaffiliated shareholders is required. Our board of directors determined that any such voting requirement would usurp the power of the holders of a majority of our outstanding shares. The reverse stock split is structured to affect the minimum number of shareholders necessary to permit the company to terminate our Exchange Act registration. The reverse stock split is not intended to benefit affiliated shareholders in a manner different from unaffiliated shareholders and, with the exception of unaffiliated shareholders who will be cashed-out in the reverse stock split (who will be treated differently from affiliated shareholders and other unaffiliated shareholders), it does not have that effect. Due to the high level of alignment of interests between affiliated shareholders and a majority in interest of unaffiliated shareholders, our board of directors believes that obtaining the approval of a majority of unaffiliated shareholders was not necessary to ensure the fairness of the reverse stock split to unaffiliated shareholders.

•	No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the reverse stock split proposal or preparing a report covering the fairness of the reverse stock split was retained by the company or by a majority of directors who are not employees of the company. For the reasons set forth in the preceding bulleted paragraph, our board or directors believes that obtaining an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for the purpose of negotiating the reverse stock split or preparing a report covering the fairness of the reverse stock split proposal was not necessary to ensure the fairness of the reverse stock split to unaffiliated shareholders.

Potential Disadvantages of the Reverse Stock Split

        Although we believe the reverse stock split will result in the benefits described above and elsewhere, several disadvantages should also be noted. The ownership interest of shareholders holding less than 500 shares will be terminated and such shareholders will not participate in the future growth or profits, if any, of the company. We will become a private company, and continuing shareholders will not have the opportunity for a public market for our securities to develop unless we re-register under the Exchange Act in the future, which is not anticipated at this time.

        After the reverse stock split, we will terminate the registration of our common stock under the Exchange Act and we will no longer be subject to the reporting requirements under the Exchange Act. As a result of the termination of our reporting obligations under the Exchange Act:

•	We will no longer be required to prepare and file, among other things, the following Exchange Act reports:
•	Quarterly reports on Form 10-QSB;
•	Annual reports on Form 10-KSB;
•	Proxy statements and annual reports to shareholders as required under the Exchange Act; and
•	Current reports on Form 8-K.

•	The reporting requirements and restrictions of the Exchange Act and, significantly, the reporting provisions of Section 16, will no longer apply to our executive officers, directors and 10% shareholders.

        As a result of the termination of these reporting obligations, remaining shareholders will not have access to the same level or type of information currently available to them as shareholders of a publicly reporting company.

        In addition, shareholders who own less than 500 shares will be required to surrender their shares if they wish to receive a payment for the fractional shares resulting from the reverse stock split and will therefore not be able to liquidate their shares at a time or at a price of their choosing unless they do so prior to the effective time of the reverse stock split.

Fairness Determination by the Filing Persons

        Our directors and executive officers are deemed to be “filing persons” under the SEC rules that govern going-private transactions. These rules require each filing person to state whether he or she believes that the transaction is fair to unaffiliated security holders. The filing persons consist of the individuals listed under the caption “Directors and Executive Officers.” In forming his or her belief as to the fairness of the transaction to the unaffiliated shareholders, each of the filing persons has relied upon the factors considered by our board of directors and has adopted our board of directors’ analysis and conclusions. Based on those factors, each of the filing persons believes that the reverse stock split and the process by which the transaction was approved are fair to each of the unaffiliated shareholders, including those whose fractional shares resulting from the reverse stock split will be re-purchased by us and those who will retain their shares of our common stock. The filing persons have not received any report, opinion, or appraisal from an outside party that is materially related to the reverse stock split. The belief of each of the filing persons is his or her individual belief and does not constitute investment advice.

        Each of our directors and executive officers has advised us that he intends to vote his shares in favor of the reverse stock split for the reasons described above. As of July 19, 2006, our directors and executive officers beneficially own a total of 3,263,931 shares of our outstanding common stock, or approximately 69% (not including any shares that may be acquired pursuant to the exercise of outstanding stock options) of the total shares entitled to vote at the annual meeting. Accordingly, the reverse stock split will be approved without the need of the approval of the remaining shareholders.

Approvals Required for the Reverse Stock Split

        Under Texas law and our charter documents, we are required to seek and obtain the approval of our shareholders to consummate the reverse stock split. In addition, our credit agreement with CapitalSource Finance LLC prohibits the use of any of the company’s funds to acquire, redeem or otherwise retire any of our capital stock without the prior written consent of our lender. Since we will be using funds available under the revolving portion of our credit facility to re-purchase a portion of the fractional shares resulting from the reverse stock split, we expect to enter into an amendment to our credit agreement to allow for such use of proceeds and to obtain our lender’s consent. We are therefore seeking shareholder approval of the reverse stock split at the annual meeting and although we have not yet received our lender’s consent, we expect to receive that consent prior to the annual meeting.

Appraisal/Dissenters' Rights of the Company's Shareholders

        Under Texas law, our shareholders do not have any appraisal or dissenters' rights with respect to the reverse stock split.

Effective Date of the Reverse Stock Split

        If the proposal is approved by our shareholders and lender, we anticipate that the reverse stock split will become effective on or about September 8, 2006. After the reverse stock split is effective, certificates representing shares of pre-reverse stock split common stock will be deemed to represent only the right the receive the appropriate number of shares of post-reverse stock split common stock or $4.00 per share for fractional shares resulting from the reverse stock split.

Exchange of Certificates; Payment for Fractional Shares

         Our shareholders are not being asked to exchange their certificates at this time. However, shareholders holding 500 or more shares of our common stock prior to the reverse stock split are entitled to do so if the reverse stock split takes place, if they wish, by contacting our transfer agent, Corporate Stock Transfer, Denver, Colorado. Otherwise, certificates representing pre-reverse stock split shares will be exchanged for certificates reflecting post-reverse stock split shares at the first time they are presented to the transfer agent for transfer. In the event the reverse stock split is approved, shareholders of record holding less than 500 shares prior to the reverse stock split will receive a transmittal letter from our transfer agent instructing them to submit their stock certificates to the transfer agent for payment. Shareholders holding less than 500 shares of our common stock in "street name" prior to the reverse stock split will automatically be paid for such shares through their broker or other nominee without taking any action.

_________________

The board of directors recommends a vote for
the approval of the reverse stock split.

_________________

STOCK OWNERSHIP

        The following table sets forth certain information as of July 19, 2006 concerning stock ownership by all persons who hold of record or are known by us to hold beneficially of record 5% or more of the outstanding shares of our common stock, our current directors and executive officers and by all current directors and executive officers as a group. Our directors and executive officers have indicated that they intend to vote for each of the proposals in this proxy statement.

        Except as otherwise noted, the persons named in the table own the shares beneficially and of record and have sole voting and investment power with respect to all shares of common stock shown as owned by them, subject to community property laws, where applicable. The table also reflects all shares of common stock which each individual has the right to acquire within 60 days from June 19, 2006 upon exercise of stock options and as further adjusted to reflect the impact of the reverse split.

Beneficial Owner	Number of Shares Owned	Percentage of Ownership	Percentage of Ownership (Post Split)
Pailla M. Reddy	2,426,496 (1)	50.5%	52.4%
7 Oser Avenue
Hauppauge, NY 11788

Gregory Pusey	501,441 (2)	10.34%	10.8%
106 S. University, #14
Denver, CO 80209

Jeffrey G. McGonegal	278,865 (3)	5.8%	6.0%
1905 West Valley Vista Drive
Castle Rock, CO 80109

F. Wayne Ballenger	50,417 (4)	1.1%	1.1%
3134 Meadway Drive
Houston, TX 77082

Randall D. Humphreys	344,390 (5)	7.3%	7.5%
7101 College Blvd., Suite 710
Overland Park, KS 66210

David E. Welch	26,072 (6)	0.6%	0.6%
1729 E. Otero Ave
Centennial, CO 80122

All Officers and Directors as a Group	3,627,681 (1) - (6)	71.2%	73.6%
(Six Persons)

(1)	Includes options to acquire 70,000 shares of our common stock at $4.345 per share.

(2)	Includes (i) 24,712 shares held by Mr. Pusey’s wife and children, (ii) 174 shares held by Cambridge Holdings, Ltd., a corporation in which Mr. Pusey is the President and a principal shareholder and (iii) options to acquire (a) 12,500 shares of our common stock at $11.36 per share and (b) 60,000 shares of our common stock at $4.345 per share.

(3)	Includes (i) 1,371 shares held in the name of McGonegal Family Partnership and (ii) options to acquire (a) 25,000 shares of our common stock at $9.00 per share, (b) 25,000 shares of our common stock at $2.25 per share and (c) 60,000 shares of our common stock at $3.95 per share.

(4)	Includes options to acquire (i) 6,250 shares of our common stock at $11.36 per share, (ii) 12,500 shares of our common stock at $1.16 per share, (iii) 10,000 shares of our common stock at $.46 per share, (iv) 6,667 shares of our common stock at $.52 per share, (v) 5,000 shares of our common stock at $.72 per share and (vi) 10,000 shares of our common stock at $3.95 per share. Does not include options to acquire 3,333 shares of our common stock at $.52 per share which become exercisable in December 2006.

(5)	Includes (i) 277,523 shares of our common stock held by Glenwood Capital Partners I, LP, a partnership in which Mr. Humphreys is the general partner and 22,700 shares of our common stock held by KP Investment Group, LLC, an entity in which Glenwood Capital LLC, is the manager and (ii) options to acquire (a) 12,500 shares of our common stock at $1.26 per share, (b) 10,000 shares of our common stock at $.46 per share, (c) 6,667 shares of our common stock at $.52 per share, (d) 5,000 shares of our common stock at $.72 per share and (d) 10,000 shares of our common stock at $3.95 per share. Does not include options to acquire 3,333 shares of our common stock at $.52 per share which become exercisable in December 2006.

(6)	Includes options to acquire (i) 3,333 shares of our common stock at $.63 per share, (ii) 3,333 shares of our common stock at $.52 per share and (iii) 10,000 shares of our common stock at $3.95 per share. Does not include options to acquire 3,333 shares of our common stock at $.52 per share which become exercisable in December 2006.

FINANCIAL INFORMATION

        Our annual report on Form 10-KSB for the year ended September 30, 2005 and our quarterly report on Form 10-QSB for the period ended March 31, 2006 are being mailed to our shareholders together with this proxy statement, but they are not part of our proxy solicitation materials.

        The impact of the reverse stock split and corresponding re-purchase of fractional shares is not expected to have a material effect on our financial position and, accordingly, no pro forma disclosure of the transaction is presented.

Summary of Financial Information Table

Condensed Consolidated Statements of Operations
(in thousands except per share data)

	Six Months Ended March 31,		Year Ended September 30,
	2006	2005	2005	2004
Net sales	$12,437	$10,016	$22,932	$17,639
Cost of sales	8,734	6,885	16,602	11,611
General and
administrative expenses	1,737	1,511	3,309	2,849

Operating income	1,967	1,620	3,021	3,179

Other income (expense)	(315)	(105)	(224)	(276)

Income from continuing operations
before income tax expense	1,652	1,515	2,797	2,903

Income tax expense (benefit)	638	530	918	(1,332)

Income from continuing operations	1,014	985	1,879	4,235

Loss from discontinued operations, net of
deferred income tax benefit of $663	—	—	—	(1,187)
Net income (loss)	$1,014	$985	$1,879	$3,049

Basic earnings (loss) per share:
Income from continuing operations	$0.22	$0.19	$0.36	$0.84)

Loss from discontinued operations	$0.20	$0.17	—	($ 0.23)

Net income	$0.22	$0.19	$0.36	$0.61

Diluted earnings (loss) per share:
Income from continuing operations	$0.22	$0.19	$0.32	$0.74

Loss from discontinued operations	$0.22	$0.19	—	($ 0.21)

Net income	$0.22	$0.19	$0.32	$0.53

Weighted average shares outstanding
Basic	4,669	5,097	5,191	5,029

Diluted	5,000	5,961	5,897	5,729

Ratio of Earnings to Fixed Charges
(in thousands)

Earnings:
Income from continuing operations
before income tax expense	$1,652	$1,515	$2,797	$2,903
Fixed charges - interest	325	114	251	281

Total earnings	$1,977	$1,629	$3,048	$3,184

Fixed Charges:
Interest	$325	$114	$251	$281

Ratio of earnings to fixed charges	6.1 to 1	14.3 to 1	12.1 to 1	11.3 to 1

Condensed Consolidated Statements of Cash Flows
(in thousands)

Cash flows provided (used) in operating activities:
Continuing operations	$(455)	$904	$2,918	$2,594
Discontinued operations	—	—	—	(492)
Net cash flows from operating activities	(455)	904	2,918	2,102

Cash flows provided (used) in investing activities:
Continuing operations	(350)	(302)	(2,067)	(243)
Discontinued operations	—	109	109	—
Net cash flows from investing activities	(350)	(193)	(1,958)	(243)

Cash flows provided (used) in financing activities:
Continuing operations	2,037	(1,222)	(2,068)	(168)
Discontinued operations	—	—	—	(4,338)
Net cash flows from financing activities	2,037	(1,222)	(2,068)	(4,506)

Net increase (decrease) in cash	1,232	(510)	(1,109)	743
Cash at beginning of period	678	1,787	1,787	1,044

Cash at end of period	$1,909	$1,277	$678	$3,049

Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2006	September 30, 2005
ASSETS

Current assets	$10,846	$8,204
Fixed assets, net	3,004	2,848
Other assets	8,089	8,126

Total assets	$21,939	$19,178

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$5,955	$3,632
Long term liabilities	2,126	2,703
Stockholders' equity	13,858	12,843

Total liabilities and stockholders' equity	$21,939	$19,178

Historical Book Value Per Share
(in thousands except per share amounts)

Common shares outstanding	4,734	4,662

Book value per share	$2.93	$2.75

MARKET FOR COMMON STOCK AND DIVIDENDS

        Our common stock is traded on the OTC Bulletin Board and is not listed on any exchange. The high and low sales prices for each quarter of fiscal 2004 and 2005 are indicated below:

Quarter Ended	High	Low
Fiscal 2004:
December 31, 2003	$0.75	$0.42
March 31, 2004	1.05	0.55
June 30, 2004	5.25	1.20
September 30, 2004	4.70	2.30

Fiscal 2005:
December 31, 2004	4.10	2.15
March 31, 2005	4.95	3.25
June 30, 2005	4.70	3.25
September 30, 2005	4.50	3.51

        We did not declare any dividends during the past two years. In addition, we are prohibited from paying any dividend on our common stock without the approval of our lender.

PRIOR STOCK PURCHASES

        On August 25, 2005, we purchased, as a result of a self–tender offer, 1,058,823 shares of our common stock at a price per share of $4.25 for a total cost of approximately $4.5 million, not including expenses, from our shareholders of record on July 27, 2005.

        For the fiscal years ended 2004 and 2005, no filing person has purchased any shares other than upon exercise of stock options under our stock option plan and other than upon exercise of warrants. Through July 19, 2006 an entity affiliated with Mr. Randy Humphreys, one of our directors, has purchased 22,700 shares of our common stock in the open market.

PROPOSAL 2
ELECTION OF DIRECTORS

        Our board of directors currently consists of five directors. The term of each director expires at the annual meeting. Our board of directors proposes that the five nominees described below, each of whom is currently serving as a member of our board of directors, be re-elected for a term of one year and until their successors are duly elected and qualified.

        Each of the nominees has consented to serve a one-year term. If any director should become unavailable to serve as a director, our board of directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by our board of directors.

The directors standing for re-election are:

        F. Wayne Ballenger, age 58, serves as a loan officer for Small Business Loan Source, LLC, a position he has held since 2003. From 2000 to 2003, he served as a consultant in various financial consulting capacities. He served as President of First Commercial Capital from 1995 to 2000. He has also served as President of Puncture Guard LLC since December 1994. From March 1992 to December 1994, he served as director of sales and marketing for Petrolon, Inc., a multi-level marketing organization. Immediately prior thereto, he served as a vice president of Southwest Bank of Texas with commercial lending responsibilities. Mr. Ballenger received a B.B.A. degree from the University of the South in 1968. Mr. Ballenger became a director of our company in November 1995.

        Randall D. Humphreys, age 50, is Chairman and Managing Director of Glenwood Capital, LLC, a position he had held since 2001. From 1997 to 2001, he was the Chairman and Managing Director of Enterprise Merchant Banc, L.L.C. During 1997, he led the diversification effort of St. Joseph Light and Power, a New York Stock Exchange listed utility. During 1996, he served as a financial consultant. From 1986 through 1995, Mr. Humphreys served as the Senior Operations Officer of Brierly Investments Limited. Mr. Humphreys is a graduate of Kansas State University. Mr. Humphreys became a director of our company in June 2001.

        Gregory Pusey, age 53, has been a director of our company since November 1999. Until May 31, 2004, he also served as Chairman of our board of directors. Effective June 1, 2004, he was elected Chief Executive Officer and President. He has served as President of Livingston Capital, Ltd., a private venture capital firm since 1987. From 1986 to 1994, he served as a consultant to us, including our predecessors, and from 1994 to 1998, he served as a director and consultant to us. Since 1988, Mr. Pusey has been the President and a director of Cambridge Holdings, Ltd., a publicly held real estate and business development firm. Mr. Pusey also serves as Chairman and a director of AspenBio Pharma, Inc., and A4S Security, Inc., both publicly traded companies. Mr. Pusey graduated summa cum laude from Boston College with a B.S. degree in finance in 1974.

        Pailla M. Reddy, age 45, has been a director of our company since 1999 and is currently Chairman of our board of directors and Chief Executive Officer and President of Bactolac Pharmaceutical, Inc. We acquired Bactolac in November 1999. Dr. Reddy founded Bactolac and has served as an officer and director of Bactolac since 1995. From 1991 to 1995, he was production manager for Max Pharmaceutical, Inc. From 1983 to 1991, Dr. Reddy held various positions with Wellcome Pharmaceuticals Ltd., including research chemist and production manager. Dr. Reddy received a B.Sc. degree in chemistry from Osmania University in India, and M.Sc. and Ph.D. degrees in organic chemistry from Kanpur University in India.

        David E. Welch, age 59, has been a director of our company since February 2003. Mr. Welch has served as Vice President and Chief Financial Officer of American Millennium Corporation, Inc., a public company located in Golden, Colorado, since April 2004. He also is a self-employed financial consultant. From July 1999 to June 2002, Mr. Welch served as Chief Financial Officer, Secretary and Treasurer of Active Link Communications, Inc., another publicly traded company. During 1998, he served as Chief Information Officer for Language Management International, Inc., a multinational translation firm located in Denver, Colorado. From 1996 to 1997, he was Director of Information Systems for Mircromedex, Inc., an electronic publishing firm, located in Denver, Colorado. Mr. Welch also serves on the boards of directors of AspenBio Pharma, Inc. and Communication Intelligence Corporation, both publicly traded companies. Mr. Welch is a Certified Public Accountant.

_________________

The board of directors recommends a vote
for the election of the nominated slate of directors.

_________________

The Board of Directors and its Committees

Board of Directors

        Our board of directors conducts its business through meetings and through its committees. During the year ended September 30, 2005, our board of directors held one meeting. During the fiscal year ended September 30, 2005, no director attended fewer than 100% of the total number of all meetings of our board of directors and any committee on which the director served.

        Our board of directors has appointed an audit committee, a compensation committee and a nominating committee. The membership and duties of each committee are summarized below.

Audit Committee

        We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. David E. Welch (Chairman), Randall D. Humphreys and F. Wayne Ballenger are members of the audit committee. Our board of directors has determined that at least one person on the audit committee, David E. Welch, qualifies as a “financial expert” as defined by Item 401 of Regulation S-B of the Sarbanes-Oxley Act of 2002. Mr. Welch also meets the Securities and Exchange Commission definition of an “independent” director. Our board of directors has adopted a written charter for the audit committee. Our audit committee held four meetings during the fiscal year ended September 30, 2005.

Compensation Committee

        The compensation committee of the board of directors has been established to periodically review the compensation philosophy for our executives, and to recommend to our board of directors compensation packages for our executives. The compensation committee also reviews and recommends to our board of directors any additions to or revisions of our stock option plans. The compensation committee consists exclusively of non-employee directors, appointed by resolution of the entire board of directors and currently is comprised of F. Wayne Ballenger (Chairman), Randall D. Humphreys and David E. Welch. Our compensation committee held one meeting during the fiscal year ended September 30, 2005.

        The compensation committee’s objective is to set executive compensation at levels which (a) are fair and reasonable to the shareholders, (b) link executive compensation to long-term and short-term interests of our shareholders and (c) are sufficient to attract, motivate and retain outstanding individuals for executive positions.

Nominating and Corporate Governance Committee

        The entire board of directors comprises our nominating and corporate governance committee. The nominating and corporate governance committee oversees the process by which individuals may be nominated to our board of directors. While we hope to establish a separate nominating and corporate governance committee consisting of independent directors once the number of directors is expanded, the current size of our board of directors does not facilitate the establishment of a separate committee. Our nominating and corporate governance committee held one meeting during the fiscal year ended September 30, 2005.

        The functions performed by the nominating and corporate governance committee include identifying potential directors and making recommendations as to the size, functions and composition of our board of directors and its committees. In making nominations, our nominating and corporate governance committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of our shareholders.

        The nominating and corporate governance committee takes the following steps when making its determination as to whether to nominate someone to our board of directors:

•	Establish criteria for selection of potential directors, taking into consideration the following attributes which are desirable for a member of our board of directors: leadership; independence; interpersonal skills; financial acumen; business experiences; industry knowledge; and diversity of viewpoints. The nominating committee will periodically assess the criteria to ensure it is consistent with best practices and our goals.

•	Identify individuals who satisfy the criteria for selection to the board of directors and, after consultation with the chairman of the board of directors, make recommendations to the board of directors on new candidates for board membership.

•	Receive and evaluate nominations for board of directors membership which are recommended by existing directors, corporate officers, or shareholders in accordance with policies set by the nominating and corporate governance committee and applicable laws.

        We have not engaged the services of or paid a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

Code of Ethics

        On December 12, 2003, our board of directors adopted a Code of Ethics that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our Code of Ethics establishes standards and guidelines to assist the directors, officers and employees in complying with both our corporate policies and with the law.

PROPOSAL 3
AMENDMENT OF ARTICLES OF INCORPORATION TO CHANGE THE COMPANY’S NAME

Introduction

        Our board of directors has concluded that it is advisable for us to amend our Articles of Incorporation to change our name to Bactolac Pharmaceutical, Inc. If the amendment is approved, Article First of our Articles of Incorporation will be amended to read in its entirety: “The name of the Corporation is Bactolac Pharmaceutical, Inc.”

Reasons for Name Change

        Our wholly-owned subsidiary, Bactolac Pharmaceutical, Inc., comprises all of our business and operations. Accordingly, our board of directors believes that changing our name to Bactolac Pharmaceutical, Inc. will avoid confusion in the marketplace and allow us to focus on building brand awareness, both with our customers and with our investors, in one name rather than two.

        Our board of directors has unanimously adopted resolutions setting forth the proposed amendment to the Articles of Incorporation, declaring its advisability and directing that the proposed amendment be submitted to our shareholders for their approval at the annual meeting. If adopted by the shareholders, the name change will become effective upon filing of the appropriate amendment to our Articles of Incorporation with the Secretary of State of the State of Texas, which we currently expect will occur on or about September 8, 2006.

_________________

The board of directors recommends a vote
for the amendment of our Articles of Incorporation to change our name.

_________________

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the names and ages of our directors and executive officers:

Name	Age	Position
Dr. Pailla M. Reddy Gregory Pusey Jeffrey G. McGonegal F. Wayne Ballenger Randall D. Humphreys David E. Welch	45 53 55 58 50 59	Chairman and Director President, Chief Executive Officer and Director Senior Vice President - Finance and Secretary Director Director Director

        Directors hold office for a period of one year from their election at the annual meeting of shareholders and until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, our board of directors. None of the above individuals has any family relationship with any other.

        Biographies for the members of our board of directors are set forth above.

        Our board of directors has elected the following executive officer who is not a member of our board of directors. It is expected that our board of directors will elect officers annually following each annual meeting of shareholders.

        Jeffrey G. McGonegal became our Senior Vice President — Finance in February 2000. Mr. McGonegal also serves as our Secretary. Since 1997, Mr. McGonegal has served as Managing Director of McGonegal and Co., a company engaged in providing accounting and business consulting services. Mr. McGonegal served as a consultant to us in connection with the acquisitions we made in 1999. From 1974 to 1997, Mr. McGonegal was an accountant with BDO Seidman LLP. While at BDO Seidman LLP, Mr. McGonegal served as managing partner of the Denver, Colorado office. Mr. McGonegal also serves as Chief Financial Officer of AspenBio Pharma, Inc. and A4S Security, Inc., both publicly held companies. Mr. McGonegal was elected in 2005 to serve on the board of Imagenetix, Inc., a publicly held company in the nutritional supplements industry, and he is a member of the board of directors of The Rockies Venture Club, Inc. He received a B.A. degree in accounting from Florida State University.

Compensation of Directors

        Effective in November 2001, our policy is to pay directors who are not employees of the company $12,000 per year, payable monthly. Directors who are also employees of the company receive no additional compensation for serving as directors. We reimburse our directors for expenses incurred for attendance at meetings of our board of directors.

        During the fiscal year ended September 30, 2005, we granted options to each of F. Wayne Ballenger, David E. Welch and Randall D. Humphreys to purchase 10,000 shares each of our common stock at a price of $3.95 per share. The option grants were made pursuant to our 1995 Stock Option Plan. Each option will expire 10 years from the date of grant, except that an option will expire, if not exercised, 30 days after the optionee ceases to be a consultant to the company. Each grant was made at an expense price equivalent to the trading price of our common stock on the date of grant.

Executive Compensation

        The following table sets forth certain information regarding compensation paid by us to the chief executive officer and each of our other executive officers during the fiscal years ended September 30, 2003, 2004 and 2005:

Summary Compensation Table

					LONG TERM COMPENSATION
		ANNUAL COMPENSATION			AWARDS		PAYOUTS
Name and Principal Position	Year	Salary ($)	Bonus	Other Annual Compen- sation	Restricted Stock Awards	Options/SARs	LTIP Payouts	All other Compensation (4)
Greg Pusey (1)
President, and	2003	$144,711	$—	$—	$—	—	$—	$—
Chairman of the Board	2004	127,404	19,808	—	—	75,000	—	—
of Directors of ANI	2005	125,000	4,808	—	—	60,000	—	—

Jeffrey G. McGonegal (2)
Senior Vice President	2003	150,000	20,769	—	—	—	—	—
- Finance of ANI	2004	152,885	40,769	—	—	75,000	—	—
	2005	150,000	5,769	—	—	60,000	—	—
Pailla M. Reddy (3)
Chairman of the Board of ANI,
President, Chief Executive	2003	250,000	9,616	—	—	—	—	—
Officer and Chairman of the	2004	254,808	109,615	—	—	150,000	—	—
Board of Directors of	2005	250,000	109,615	—	—	70,000	—	—
Bactolac

(1)	Effective July 7, 2006, Mr. Pusey's annual salary is $72,000.
(2)	Effective July 7, 2006, Mr. McGonegal's annual salary is $72,000.
(3)	Under the terms of Dr. Reddy's employment agreement, we provide the use of a company car to Dr. Reddy. Payments of approximately $600 per month are made for the car, plus approximately $200 per month in normal operating expenses, including gas and insurance. We have obtained a life insurance policy on Dr. Reddy. The benefit amount of $7,000,000 constitutes "key-man" insurance and is payable to us.
(4)	We provide medical, dental, life and disability coverage as a benefit to its employees. Net coverage paid by us on behalf of each of the listed officers totals approximately $860 per month for each of Mr. Pusey and Mr. McGonegal, and approximately $975 per month for Dr. Reddy.

Employment Agreements

        In anticipation of the expiration of our employment agreement with Dr. Reddy, in November 2005, a new two-year agreement was signed. Under the agreement, Dr. Reddy receives an annual salary of $350,000, is entitled to participation in all of our benefit plans which shall be available from time to time to our domestic management employees and may receive a performance bonus at the discretion of Bactolac’s board of directors. (Messrs. Pusey, Reddy and McGonegal serve as the directors of Bactolac.) He is also entitled to continued use of the vehicle that is leased by us. If Dr. Reddy’s employment is terminated by Bactolac prior to the expiration of the term of the employment agreement, Dr. Reddy shall continue to receive his salary until the earlier of (a) 12 months following such date of termination or (b) November 1, 2007. If Dr. Reddy terminates his employment for “Good Reason” (as such term is defined in his employment agreement), Dr. Reddy will be entitled to severance benefits consisting of a lump-sum payment equal to the lesser of (i) his monthly base salary in effect on the date of termination for Good Reason multiplied by a factor of 12 or (ii) his monthly base salary in effect on the date of termination multiplied by the number of months remaining until November 1, 2007. Dr. Reddy’s employment agreement also contains customary confidentiality and non-solicitation provisions.

         In February 2003, we entered into an employment agreement with Mr. McGonegal, Senior Vice President — Finance for a two-year term under which he currently receives an annual salary of $72,000 (as revised by mutual verbal agreement between us and Mr. McGonegal during the three months ended March 31, 2006 and as further revised by mutual verbal agreement effective July 7, 2006) and may receive a performance bonus at our discretion. The agreement automatically renews annually, unless cancelled by either party.

Equity Compensation Plan Information

        The following table gives information about our common stock that may be issued upon the exercise of options under our 1995 Stock Option Plan as of September 30, 2005:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))	(d) Total of Securities Reflected in Columns (a) and (c)
Equity Compensation Plans
Approved by Stockholders	655,354	$2.75	594,646	1,250,000

Equity Compensation Plans
Not Approved by
Stockholders	None	—	—	—

Total	655,354	$2.75	594,646	1,250,000

Option Grants in Fiscal Year Ended September 30, 2005

        The following table sets forth information with respect to stock option grants to our executive officers during the fiscal year ended September 30, 2005:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Number of Securities underlying Options/SARs granted (#)	Percent of Total options/SARs granted to employees in fiscal year	Exercise or base price ($/Sh)	Expiration date	5% ($)	10% ($)
Gregory Pusey	60,000	27%	$4.345	2010	$—	$3,300
Jeffrey G. McGonegal	60,000	27%	$3.95	2015	$30,000	$57,000
Pailla M. Reddy	70,000	32%	$4.345	2010	$—	$3,850

Option Exercises and Year-End Values

        The following table shows option exercises by our executive officers during the fiscal year ended September 30, 2005 and the number and value of unexercised options at September 30, 2005:

Name	Number of Shares Under- Lying Options Exercised (#)	Value Realized ($)	Number of Unexercised Options At Year End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Year End ($) Exercisable/ Unexercisable (1)
Gregory Pusey	187,500	$750,000	97,500/ 0	$84,850/ $0
Jeffrey G. McGonegal	175,000	$708,750	135,000/ 0	$127,250/ $0
Pailla M. Reddy	291,667	$1,312,502	103,333/ 0	$113,132/ $0

(1)	Based on the price of our common stock of $3.90 on September 30, 2005 as reported by the OTC Bulletin Board.

Compensation Committee Report

        The compensation committee of our board of directors has been established to periodically review the compensation philosophy for our executives, and to recommend to our board of directors compensation packages for our executives. The committee also reviews and recommends to our board of directors any additions to or revisions of our stock option plan. The committee consists exclusively of non-employee directors, appointed by resolution of the entire board of directors.

        The committee’s objective is to set executive compensation at levels which (a) are fair and reasonable to our shareholders, (b) link executive compensation to long-term and short-term interest of our shareholders and (c) are sufficient to attract, motivate and retain outstanding individuals for executive positions.

        Fairness to our shareholders is balanced with the need to attract, retain and motivate outstanding individuals by comparing our executive compensation with the compensation of executives at other companies. The committee’s overall goal is to achieve strong performance by the company and our executives by affording the executives the opportunity to be rewarded for strong performance. The committee attempts to provide both short-term and long-term incentive pay. To accomplish its objectives, the committee has structured the executive compensation program with three primary components. These primary components are base salary, annual incentives and long-term incentives.

        The committee periodically reviews executive salaries. In addition to the external competitive compensation market, base salary levels reflect each officer’s performance over time and each individual’s role in our company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will typically be paid correspondingly higher salaries. Individual performance criteria used to assess performance include leadership, professionalism, initiative and dependability. However, individual performance assessments are made qualitatively and in total, and no specific weightings are attached to these performance indicators, nor is a formula utilized in determining appropriate salary increases or salary levels. Information regarding salary levels is included in the compensation table above.

        The committee periodically reviews the performance of executive officers to determine whether bonuses should be paid to those persons. The committee has not established specific performance measures for determining the award of bonuses. The committee believes that bonuses should be provided to reward key employees based on company and individual performance and to provide competitive cash compensation opportunities to our executives. During the year ended September 30, 2005, bonuses of $109,615, $4,808 and $5,769 were paid to Messrs. Reddy, Pusey and McGonegal, respectively. During the year ended September 30, 2004, bonuses of $109,615, $19,808 and $40,769 were paid to Messrs. Reddy, Pusey and McGonegal, respectively.

        Our stock option plans are designed to focus executive efforts on our long-term goals and to maximize total return to our shareholders. The committee believes that stock options advance the interests of employees and shareholders by providing value to the executives through stock price appreciation only. Options terminate if the employee’s employment with us is terminated. All options awarded must have an exercise price of at least 100% of fair market value on the date of grant.

        The exact number of shares granted to a particular participant reflects both the participant’s performance and role in our company, as well as our financial success, and our future business plans. All of these factors are assessed subjectively and are not weighted. In determining each grant, the committee also considers the number of stock options which are outstanding, and the total number of options to be awarded.

        In making grants during the fiscal year ended September 30, 2005, the committee also considered the number of outstanding options previously granted to each officer. The committee believes that its awards were consistent with our compensation philosophy to increase the emphasis placed on long-term incentives and to be competitive in its total compensation program.

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended, public companies are precluded from receiving a tax deduction on compensation paid to executive officers in excess of $1,000,000, unless the compensation is excluded from the $1,000,000 limit as a result of being classified performance-based. At this time, our executive officers’ cash compensation levels do not exceed the payment limit and will most likely not be affected by the regulations in the near future. Nonetheless, the committee intends to review its executive pay plans over time in light of these regulations.

Respectfully submitted, Compensation Committee F. Wayne Ballenger Randall D. Humphreys David E. Welch

Compensation Committee Interlocks and Insider Participation

        Our compensation committee currently consists of F. Wayne Ballenger, Randall D. Humphreys and David E. Welch. Messrs. Ballenger, Humphreys and Welsh have never been officers or employees of our company or any of our subsidiaries. No member of the compensation committee has a reportable relationship with us.

Audit Committee Report

        The members of the audit committee for the year ended September 30, 2005 were David E. Welch (Chairman), Randall D. Humphreys and F. Wayne Ballenger. Our board of directors has adopted a written charter for the audit committee. The audit committee has prepared the following report detailing its policies and responsibilities relating to the auditing of our consolidated financial statements.

        The audit committee oversees our financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

        Together with our independent registered public accounting firm, GHP Horwath, P.C. (who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America), the audit committee reviewed the auditors’ judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States of America. The audit committee’s review included discussion with the auditor’s of matters required to be discussed pursuant to Statement on Auditing Standards No. 61. In addition, the audit committee has discussed the independence of GHP Horwath, P.C. from management and our company generally, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

        The audit committee discussed with GHP Horwath, P.C. the overall scope and plans for their respective audit. The audit committee met with GHP Horwath, P.C., with and without management present, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors (and our board of directors has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2005 for filing with the Securities and Exchange Commission.

Respectfully submitted, Audit Committee David E. Welch Randall D. Humphreys F. Wayne Ballenger

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our wholly-owned subsidiary, Bactolac Pharmaceutical, Inc., headquartered in Hauppauge, New York, conducts its operations in a facility leased from Shilpa Saketh Realty, Inc., an entity owned by Dr. Pailla M. Reddy, Chairman of the board of directors and President of Bactolac, comprising approximately 32,700 square feet. The current monthly rental is approximately $30,000, of which approximately $6,000 pertains to improvements made by Shilpa Saketh Realty, Inc., that escalates over the remaining term of the lease through December 2010. We have a five-year renewal option on the facility. Subsequent to September 30, 2005, we agreed to lease an additional 4,000 sq. ft. in the existing facility, beginning January 1, 2006, for the same term as the existing lease, initially at $5,250 per month, which escalates over the term of the lease through December 2010. We have a five-year renewal option on the facility.

        During November 2005, we and Dr. Reddy entered into a new employment agreement extending Dr. Reddy’s employment to November 1, 2007. In addition to a base annual salary of $350,000, and performance bonus features, the agreement contains customary confidentiality and benefit provisions.

        In February 2003, we entered into an employment agreement, which renews annually unless terminated by either party, with Jeffrey G. McGonegal, Senior Vice President — Finance, for a two-year term under which he currently receives an annual salary of $100,000 (as revised by mutual verbal agreement between us and Mr. McGonegal during the three months ended March 31, 2006) and may receive a performance bonus at our discretion.

        During June 2004, a total of 85,000 warrants that were held by Cambridge Holdings, Ltd. (an entity controlled by Gregory Pusey) and Glenwood Capital Partners I, LP (an entity controlled by Randall Humphreys) were converted into 68,653 shares of our common stock on a cashless basis, as provided for under the terms of the warrant agreements.

        During March 2006, Messrs. Reddy, Pusey and McGonegal exercised 33,333, 25,000 and 25,000 options with exercise prices of $.506 per share, $.506 per share and $.46 per share, respectively, to purchase our common stock on a cashless basis.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

        Based solely on our review of copies of Section 16(a) reports filed by officers, directors and greater than 10% shareholders with the Securities and Exchange Commission, which have been received by us and written representations from these persons that no other reports were required for those persons, we believe that all filing requirements applicable to those persons were complied with for the fiscal year ended September 30, 2005, with the exception of one late report on Form 4 for each of Messrs. Humphreys, Pusey, Reddy, McGonegal, Welch and Ballenger, filed on January 18, 2005, to report a January 12, 2005 grant of options to purchase shares of our common stock.

AUDIT AND OTHER FEES

        GHP Horwath, P.C., Denver, Colorado, conducted the audit of our financial statements for the year ended September 30, 2005. It is our understanding that this firm is obligated to maintain audit independence as prescribed by the accounting profession and certain requirements of the Securities and Exchange Commission. As a result, our directors do not specifically approve, in advance, non-audit services provided by the firm, nor do they consider the effect, if any, of such services on audit independence.

        During fiscal years 2004 and 2005, we paid the following fees to GHP Horwath, P.C. for services rendered:

	Years Ended September 30,
	2005	2004
Audit Fees	$51,100	$55,000
Audit Related Fees	0	0
Tax Related Fees	0	0
All Other Fees	0	0

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
AT NEXT ANNUAL MEETING OF SHAREHOLDERS

        Any shareholder of record of the company who desires to submit a proper proposal for inclusion in the proxy materials relating to the next annual meeting of shareholders must do so in writing and it must be received at our principal executive offices prior to our fiscal year end. The proponent must be a record or beneficial shareholder entitled to vote at the next annual meeting of shareholders on the proposal and must continue to own the securities through the date on which the meeting is held.

ANNUAL REPORT ON FORM 10-KSB

        Our annual report on Form 10-KSB for the fiscal year ended September 30, 2005 (which is not part of our proxy solicitation material) is being mailed to our shareholders together with this proxy statement.

QUARTERLY REPORT ON FORM 10-QSB

        Our quarterly report on Form 10-QSB for the period ended March 31, 2006 (which is not part of our proxy solicitation material) is being mailed to our shareholders together with this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

              We file reports, proxy statements and other information with the Securities Exchange Commission under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including the company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

              We have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in respect of the reverse stock split. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC's website.

OTHER BUSINESS

        Our management is not aware of any other matters which are to be presented to the annual meeting, nor has it been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

        The above notice and proxy statement are sent by order of our board of directors.

Gregory Pusey
President and Chief Executive Officer

________________, 2006

PRELIMINARY PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
ADVANCED NUTRACEUTICALS, INC.
TO BE HELD SEPTEMBER 8, 2006

        The undersigned hereby appoints Jeffrey G. McGonegal as the lawful agent and proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of Advanced Nutraceuticals, Inc. (the “Company”) held of record by the undersigned on August 3, 2006, at the annual meeting of shareholders to be held September 8, 2006, or any adjournment or postponement thereof.

1.     Proposal to reverse split the Company's common stock on the basis of one share for each 500 shares outstanding.

____ FOR

____ AGAINST

____ WITHHOLD AUTHORITY

2.     Election of Directors.

___________FOR the election as a director of the five nominees listed below (except as marked to the contrary below).

___________WITHHOLD AUTHORITY to vote for the nominees listed below.

NOMINEES: ____________________________________________________

INSTRUCTION: To withhold authority to vote for individual nominees, write their names in the space provided below.

_______________________________________________________________________________________

3.     Proposal to amend the Company's Articles of Incorporation to change the Company's name to Bactolac Pharmaceutical, Inc.

____ FOR

____ AGAINST

____ WITHHOLD AUTHORITY

4.     In his discretion, the proxy is authorized to vote upon any matters which may properly come before the annual meeting, or any adjournment or postponement thereof.

        It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. Where no choice is specified by the shareholder, the proxy will be voted for the election of directors named in item 1 above, for the reverse stock split and for the name change.

        The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy may do by virtue hereof.

Please indicate whether you will attend the annual meeting of shareholders on September 8, 2006.

        I     |_| plan     |_| do not plan to attend the annual meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE_________________________________________ SIGNATURE ________________________________________ Signature if held jointly	Date: _____________________ Date: ______________________

NOTE:      Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please provide full title and capacity. Corporations must provide full name of corporation and title of authorized officer signing.